EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated this 18th day of July, 2008 (the “Agreement”), by and among Laureate Resources & Steel Industries Inc., a Nevada corporation (the “Company”), and Gareth McMurray (the “Executive”).

WHEREAS, the Company desires to engage the Executive to serve the Company as the Chief Operating Officer (COO) and the Executive desires to serve as the COO of the Company;

NOW THEREFORE, in consideration of the premises and the mutual agreements made herein, the Company and the Executive agree as follows:

1.           Employment; Duties.  The Company shall engage the Executive to serve as Chief Operating Officer of the Company.  The Executive shall serve the Company in such capacity for the “Employment Period” as defined in Section 2.  The Executive agrees that during the term of his employment hereunder, he shall exclusively devote 100% of his professional working time, attention, knowledge and experience and give his best effort, skill and abilities to promote the business and interests of the Company as directed by the Board of Directors of the Company or a committee of the Board of Directors to which the Board of Directors has duly delegated authority thereof (collectively, the “Board”), or the Company’s Chief Executive Officer, as the case may be.  In connection with his responsibilities, the Executive will submit written reports to the Board as reasonably requested.  The Executive agrees to faithfully and diligently perform such duties as may from time to time be assigned to the Executive by the Board or the Chief Executive Officer, as the case may be.

2.           Employment Period.  This Agreement shall have an initial term of two (2) years to be effective as of the date hereof and ending on the second anniversary of the date of this Agreement (the “Initial Employment Period”), unless sooner terminated in accordance with the provisions of Section 7 or Section 8.  This Agreement shall automatically renew and continue to remain in effect for successive two-year periods (each, a “Renewal Employment Period”), until terminated as provided herein, unless either party provides the other party with written notice of non-renewal not later than ninety (90) days prior to the expiration of the Initial Period or the anniversary of such date in any subsequent Renewal Employment Period.  The Initial Employment Period and each Renewal Employment Period of this Agreement is referred to herein as the “Employment Period.”

3.           Compensation and Benefits.

(a)           Base Compensation.  The Executive shall be paid a base salary of two hundred thousand United States Dollars (US$200,000) per annum, payable incrementally on a monthly basis and pro-rated for any partial year of employment, less applicable statutory and regulatory deductions (the “Base Salary”).  The Base Salary shall be payable in accordance with the Company’s regular payroll practices, as the same may be modified from time to time.

Employment Agreement

(b)           Expense Reimbursement.  The Executive shall be entitled to reimbursement of reasonable out-of-pocket expenses incurred in connection with travel and matters related to the Company's business and affairs, subject to the prior approval of an officer of the Company, if made in accordance with written Company policy as in effect from time to time as determined by the Board.

(c)           Benefits.  The Executive shall be entitled to receive those benefits listed on Exhibit A hereto.

(d)           Social Compensation Package.  The Executive shall be entitled to living allowance each month as set forth on Exhibit A hereto (the “Social Package”).

(e)           Vacation.  The Executive shall be entitled to such paid vacation in each calendar year, pro-rated with respect to the portion of the year in which employment commenced with the Company in accordance with Company general policies regarding vacations.

4.           Trade Secrets.  The Executive agrees that it is in the Company's legitimate business interest to restrict his disclosure or use of Trade Secrets and Confidential Information relating to the Company or its affiliates as provided herein, and agrees not to disclose or use the Trade Secrets and/or Confidential Information relating to the Company or its affiliates for any purpose other than in connection with his performance of his duties to the Company.  For purposes of this Agreement, “Trade Secrets” shall mean all confidential and proprietary information belonging to the Company (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information). For purposes of this Agreement, “Confidential Information” shall mean all information other than Trade Secrets belonging to, used by, or which is in the possession of the Company and relating to the Company’s business or assets specifically including, but not limited to, information relating to the Company’s products, services, strategies, pricing, customers, representatives, suppliers, distributors, technology, finances, employee compensation, computer software and hardware, inventions, developments, in each case to the extent that such information is not required to be disclosed by applicable law or compelled to be disclosed by any governmental authority.  Notwithstanding the foregoing, the terms “Trade Secrets” and “Confidential Information” do not include information that (i) is or becomes generally available to or known by the public (other than as a result of a disclosure by the Executive), provided, that the source of such information is not known by the Executive to be bound by a confidentiality agreement with the Company; or (ii) is independently developed by the Executive without violating this Agreement.

5.           Return of Documents and Property.  Upon the expiration or termination of the Executive's employment with the Company, or at any time upon the request of the Company, the Executive (or his heirs or personal representatives) shall deliver to the Company (a) all documents and materials (including, without limitation, computer files) containing Trade Secrets and Confidential Information relating to the business and affairs of the Company or its affiliates, and (b) all documents, materials, equipment and other property (including, without limitation, computer files, computer programs, computer operating systems, computers, printers, scanners, pagers, telephones, credit cards and ID cards) belonging to the Company or its affiliates, which in either case are in the possession or under the control of the Executive (or his heirs or personal representatives).

Employment Agreement

6.           Discoveries and Works.  All Discoveries and Works made or conceived by the Executive during his employment by the Company, solely, jointly or with others, that relate to the Company's present or anticipated activities, or are used or useable by the Company shall be owned by the Company.  For the purposes of this Section 6, (including the definition of “Discoveries and Works”) the term “Company” shall include the Company and its affiliates.  The term “Discoveries and Works” includes, by way of example but without limitation, Trade Secrets and other Confidential Information, patents and patent applications, service marks, and service mark registrations and applications, trade names, copyrights and copyright registrations and applications.  The Executive shall (a) promptly notify, make full disclosure to, and execute and deliver any documents requested by the Company, as the case may be, to evidence or better assure title to Discoveries and Works in the Company, as so requested, (b) renounce any and all claims, including but not limited to claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by the Company, (c) assist the Company in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all Discoveries and Works, and (d) promptly execute, whether during his employment with the Company or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Company and to protect the title of the Company thereto, including but not limited to assignments of such patents and other rights.  Any Discoveries and Works which, within one year after the expiration or termination of the Executive's employment with the Company, are made, disclosed, reduced to tangible or written form or description, or are reduced to practice by the Executive and which pertain to the business carried on or products or services being sold or delivered by the Company at the time of such termination shall, as between the Executive and, the Company, be presumed to have been made during the Executive's employment by the Company.  The Executive acknowledges that all Discoveries and Works shall be deemed “works made for hire” under the U.S. Copyright Act of 1976, as amended 17 U.S.C. Sect. 101.

7.           Termination.

(a)           Manner of Termination. The Company and the Executive may terminate this Agreement, with or without cause, only in accordance with the provisions of this Section 7.

(b)           Termination Without Cause.  The Company may terminate this Agreement without cause upon three (3) months advance notice (“Advance Notice”). The Company may terminate this Agreement without cause or Advance Notice at any time during the Employment Period effective immediately upon giving written notice of termination to the Executive, provided however, that if the Company terminates this Agreement other than for cause, and without Advance Notice after ninety (90) days from the date of the commencement of the Initial Employment Period, during the Employment Period the Company shall pay the Executive payments equivalent to three (3) months of Executive’s annual Base Salary over the three (3) months period following such termination date in accordance with the Company’s regular payroll procedures, together with pro-rata portion of applicable Social Package, any applicable bonus, options, and reimbursement of any and all reasonable and pre-approved expenses incurred by Executive as of the date of notice of such date, and all of such payments shall completely and fully discharge any and all obligations and liabilities of the Company to the Executive with respect to this Agreement.

Employment Agreement

(c)           Termination for Cause.  The Company may terminate this Agreement for cause at any time during the Employment Period effective immediately upon giving written notice of termination to the Executive. For purposes of this Agreement, “cause” shall mean, with respect to the Executive, (i) any act of fraud or dishonesty, willful misconduct or negligence in connection with the Executive's performance of his duties; (ii) repeated failure of the Executive to follow reasonable instructions of the Board; (iii) dishonesty of the Executive which causes a material detriment to the Company or its affiliates; (iv) a breach by the Executive of any provision hereof or of any contractual or legal fiduciary duty to the Company (including, but not limited to, the unauthorized disclosure of Trade Secrets or other Confidential Information, non-compliance with the policies, guidelines and procedures of the Company or engaging during his employment in any other employment or business without the express written approval of the Company’s Board of Directors); (v) the arrest of the Executive for the commission of a felony, whether or not such alleged felony was committed in connection with the Company's business; or (vi) the commencement of any bankruptcy proceedings (whether voluntary or involuntary), the appointment of a trustee or receiver for the Executive or the general assignment of the Executive's assets to his creditors.

(d)           Termination by Executive. The Executive may terminate this Agreement with or without cause at any time during the Employment Period upon two weeks’ prior written notice of termination to the Company.  For purposes of this Agreement, with respect to the Company, “cause” shall mean the failure to pay any amounts due Executive hereunder (and not disputed in good faith by the Company) within two months after their due date.

(e)           Effect of Termination.  Except as otherwise provided herein with respect to a termination pursuant to Section 7(b), in the event this Agreement is terminated pursuant to this Section 7, the Executive's rights and the Company's obligations hereunder shall cease as of the effective date of the termination, including, without limitation, the right to receive Base Salary, Social Package, bonus and all other compensation or benefits provided for in this Agreement, and the Executive shall not be entitled to any further compensation, benefits, or severance compensation of any kind, and shall have no further right or claim to any compensation, benefits or severance compensation under this Agreement or otherwise against the Company or its affiliates, from and after the date of such termination, except as required by applicable law.  For purposes of clarity, in the event of a termination of employment, the Executive shall not be entitled to any prorated Social Package, or bonus.  Any termination under this Section 7 is subject to the provisions of Sections 18 and 20 hereof.

(f)           Relinquishment of Authority.  Notwithstanding anything to the contrary set forth herein, upon written notice to the Executive, the Company may immediately relieve the Executive of all his duties and responsibilities hereunder and may relieve the Executive of authority to act on behalf of, or legally bind, the Company.

Employment Agreement

8.           Disability and Death.

(a)           If, prior to the expiration of the Employment Period, the Executive shall be unable to perform his duties hereunder by reason of physical or mental disability for at least ninety (90) consecutive calendar days, the Company shall have the right to terminate this Agreement and the remainder of the Employment Period by giving written notice to the Executive to that effect.  Immediately upon the giving of such notice, the Employment Period shall terminate.

(b)           Upon termination of this Agreement pursuant to Section 8(a), the Executive shall be paid his Base Salary through the effective date of such termination.  All other compensation and benefits provided for in Section 3 of this Agreement shall cease upon termination pursuant to Section 8(a), except as otherwise required by applicable law.

(c)           In the event of a dispute as to whether the Executive is disabled within the meaning of Section 8(a), either party may from time to time request a medical examination of the Executive by a doctor appointed by the Chief of Staff of a hospital selected by mutual agreement of the parties, or as the parties may otherwise agree, and the written medical opinion of such doctor shall be conclusive and binding upon the parties as to whether the Executive has become disabled and the date when such disability arose.  The cost of any such medical examination shall be borne by the requesting party.

(d)           If, prior to the expiration of the Employment Period or the termination of this Agreement, the Executive shall die, the Executive's estate shall be paid his Base Salary and other compensation due through such date of death.  Except as otherwise provided in this Section 8(d), upon the death of the Executive, the Employment Period shall terminate without further notice and the Company shall have no further obligations hereunder, including, without limitation, obligations with respect to compensation, and benefits provided for in Section 3 of this Agreement, other than as set forth in the immediately preceding sentence or as otherwise required by law.

(e)           Any termination under this Section 8 is subject to the provisions of Section 18 hereof.

9.           No Conflicts.  The Executive has represented and hereby represents to the Company and its affiliates that the execution, delivery and performance by the Executive of this Agreement do not conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under any contract, agreement or understanding, whether oral or written, to which the Executive is a party or of which the Executive is or should be aware and that there are no restrictions, covenants, agreements or limitations on his right or ability to enter into and perform the terms of this Agreement, and agrees to indemnify and save the Company and its affiliates harmless from any liability, cost or expense, including attorney’s fees, based upon or arising out of any such restrictions, covenants, agreements, or limitations that may be found to exist.

Employment Agreement

For purposes of this Agreement, “affiliate” shall include any person or entity directly or indirectly controlled by or controlling the Company.

10.           Non-competition.   Except as authorized by the Board, during the Executive’s employment by the Company and for a period of six (6) months thereafter, Executive will not (except as an officer, director, stockholder, employee, agent or consultant of the Company or any subsidiary or affiliate thereof) either directly or indirectly, whether or not for consideration, (i) in any way, directly or indirectly, solicit, divert, or take away the business of any person who is or was a customer of the Company, or in any manner influence such person to cease doing business in part or in whole with Company; (ii) engage in a Competing Business; (iii) except for investments or ownership in public entities, mutual funds and similar investments, none of which constitute more than 5% of the ownership or control of such entities, own, operate, control, finance, manage, advise, be employed by or engaged by, perform any services for, invest or otherwise become associated in any capacity with any person engaged in a Competing Business; or (iv) engage in any practice the purpose or effect of which is to intentionally evade the provisions of this covenant. For purposes of this section, “Competing Business” means any company or business which is engaged directly or indirectly in any business carried on or planned to be carried on by the Company or any of its subsidiaries or affiliates.  In the event that the Executive’s employment by the Company is terminated without cause, as described in Section 7(b) hereof, the limitations of this Section 10 shall cease to apply as of the final payment made in respect of the termination of the Executive’s employment with the Company as set forth in Section 7(b) above.

11.           Non-Solicitation.  During the Executive’s employment by the Company and for a period of one year thereafter (the “Restricted Period”), the Executive, directly or indirectly, whether for his account or for the account of any other individual or entity, shall not solicit or canvas the trade, business or patronage of, or sell to, any individuals or entities that were either customers of the Company during the time the Executive was employed by the Company, or prospective customers with respect to whom a sales effort, presentation or proposal was made by the Company or its affiliates, during the one year period prior to the termination of the Executive’s employment.  The Executive further agrees that during the Restricted Period, he shall not, directly or indirectly, (i) solicit, induce, enter into any agreement with, or attempt to influence any individual who was an employee or consultant of the Company at any time during the time the Executive was employed by the Company, to terminate his or her employment relationship with the Company or to become employed by the Executive or any individual or entity by which the Executive is employed; or (ii) interfere in any other way with the employment, or other relationship, of any employee or consultant of the Company or its affiliates.

12.           Enforcement.  The Executive agrees that any breach of the provisions of this Agreement would cause substantial and irreparable harm, not readily ascertainable or compensable in terms of money, to the Company for which remedies at law would be inadequate and that, in addition to any other remedy to which the Company may be entitled at law or in equity, the Company shall be entitled to temporary, preliminary and other injunctive relief in the event the Executive violates or threatens to violate the provisions of this Agreement, as well as damages, including, without limitation consequential damages, and an equitable accounting of all earnings, profits and benefits arising from such violation, in each case without the need to post any security or bond.  Nothing herein contained shall be construed as prohibiting the Company from pursuing, in addition, any other remedies available to the Company for such breach or threatened breach.  A waiver by the Company of any breach of any provision hereof shall not operate or be construed as a waiver of a breach of any other provision of this Agreement or of any subsequent breach by the Executive.

Employment Agreement

13.           Determinations by the Company.  All determinations and calculations with respect to this Agreement shall be made by the Board or any committee thereof to which the Board has delegated such authority, in good faith in accordance with applicable law, the certificate of incorporation and by-laws of the Company, in its sole discretion, and shall be final, conclusive and binding on all persons, including the Executive and the personal representative of his estate.

14.           Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon (i) the Company, its successors and assigns, and any company with which the Company may merge or consolidate or to which the Company may sell substantially all of its assets; and (ii) Executive and his executors, administrators, heirs and legal representatives.  Since the Executive’s services are personal and unique in nature, the Executive may not transfer, sell or otherwise assign his rights, obligations or benefits under this Agreement.

15.           Notices.  Any notice required or permitted under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, or sent properly addressed in a sealed envelope postage prepaid by certified or registered mail, or delivered by a reputable overnight delivery service.  Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of record then on file with the Company; and properly addressed to the Company if addressed to:

Laureate Resources & Steel Industries Inc.
245 Park Avenue, 24th Floor
New York, NY 10167
Attention:  Barbara Salz, Corporate Secretary
Tel (212) 672-1927

With a copy to:

Wuersch & Gering LLP
100 Wall Street, 21st Floor
New York, New York 10005
Telephone:  212-509-5050
Telecopier:  212-509-9559
Attention:  Travis L. Gering, Esq.

16.           Severability.  It is expressly understood and agreed that although the Company and the Executive consider the restrictions contained in this Agreement to be reasonable and necessary for the purpose of preserving the goodwill, proprietary rights and going concern value of the Company, if a final determination is made by arbitration or any court having jurisdiction that any provision contained in this Agreement is invalid, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such arbitral body or court may determine or indicate to be reasonable.  Alternatively, if the arbitrable body or court finds that any provision or restriction contained in this Agreement or any remedy provided herein is unenforceable, and such restriction or remedy cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein or the availability of any other remedy.  The provisions of this Agreement shall in no respect limit or otherwise affect the Executive's obligations under any other agreements with the Company.

Employment Agreement

17.           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18.           Effects of Termination.  Notwithstanding anything to the contrary contained herein, if this Agreement is terminated pursuant to Section 7 or Section 8 or expires by its terms, the provisions of Sections 4-6 and 10-20 of this Agreement shall survive and continue in full force and effect.

19.           Miscellaneous.  This Agreement constitutes the entire agreement, and supersedes all prior agreements, of the parties hereto relating to the subject matter hereof, and there are no written or oral terms or representations made by either party other than those contained herein.  This Agreement cannot be modified, altered or amended except by a writing signed by both parties.  No waiver by either party of any provision or condition of this Agreement at any time shall be deemed a waiver of such provision or condition at any prior or subsequent time or of any other provision or condition at the same or any prior or subsequent time.

20.           Arbitration.  All disputes and controversies arising out of or relating to this Agreement shall be finally settled and binding under the International Arbitration Rules of the American Arbitration Association (“AAA”) by a sole arbitrator.  The place of arbitration shall be New York, New York.  Any award, verdict or settlement issued under such arbitration may be entered by any party for order of enforcement by any court of competent jurisdiction.  The arbitrator shall have no power to take interim measures he or she deems necessary, including injunctive relief and measures for the protection or conservation of property and disposition of perishable goods.

Employment Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EXECUTIVE

/s/ Gareth McMurray
Name: Gareth McMurray

THE COMPANY

By:	/s/ Barbara Salz
Name: Barbara Salz
Title: Corporate Secretary

Employment Agreement

Exhibit A

Executive Benefits

Annual Social Package: USD$100,000.00 per annum, payable monthly.

Company car allowance: USD$1,500.00 per month.

Stock Options:

Executive shall be granted an option (the “Option”) to purchase five hundred thousand (500,000) shares of common stock of the Company at a purchase price of one U.S. Dollar (US$1.00) per share (the “Reference Price”).  The Option shall vest upon the three-month anniversary of the date of commencement of the services by the Executive to the Company.  The Option shall be exercisable for the purchase of shares of Company common stock at the Reference Price at any time after six (6) months of service until the second anniversary of the Executive’s commencement of service.  The Option shall be subject to such other customary terms and conditions as contained in the Company’s general form of option grant agreement.  For purposes of clarity, the Option is not intended to be construed as deferred compensation under Rule 409A of the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and the Company shall have authority to modify the Option if necessary such the Option will not be construed as deferred compensation.

Incentive for successful merger and acquisitions transactions benchmarks to be determined at the discretion of the Board and set forth as a supplement to this Agreement.